Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

Caption in Compliance with D.N.J. LBR 9004-2(c)
Mark A. Broude, Esq.
Robert A. Klyman	John W. Weiss (JW 5194)
LATHAM & WATKINS LLP	LATHAM & WATKINS LLP
633 West Fifth Street, Ste 4000	885 Third Avenue, Suite 1000
Los Angeles, CA 90071-2007	New York, NY 10022-4802
Telephone: (213) 485-1234	Telephone: (212) 906-1200
Telecopy: (213) 891-8763	Telecopy: (212) 751-4864
Email: robert.klyman@lw.com	Email: mark.broude@lw.com
john.weiss@lw.com

-and-

Charles A. Stanziale, Jr. (CS 1227)

Jeffrey T. Testa (JT 1127)

SCHWARTZ, TOBIA & STANZIALE

Kip’s Castle, 22 Crestmont Road

Montclair, NJ 07042

Telephone: (973) 746-6000

Telecopy: (973) 655-0699

Email: cstanziale@kipslaw.com

            testa@kipslaw.com

Counsel for Debtors and Debtors in Possession

In Re:	Chapter 11
THCR/LP CORPORATION, et al.,	Case Nos.: 04-46898 (JHW)
through 04-46925 (JHW)
Debtors.	Jointly Administered

Hearing Date: April 5, 2005
10:00 a.m., E.S.T.

(1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF

REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF

MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

The relief set forth on the following page(s), numbered two (2) through twenty-seven (27), is hereby ORDERED.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	2
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

The Second Amended Joint Plan of Reorganization of THCR/LP Corporation et al. dated as of March 30, 2005 (the “Plan,” a copy of which is attached hereto as Exhibit A and incorporated herein by reference) came on for hearing on April 5, 2005 at 10:00 a.m. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. This Court has reviewed and considered:

a.	the Plan;

b.	the Disclosure Statement;

c.	the Order (A) Approving Disclosure Statement, (B) Approving Solicitation Procedures, (C) Scheduling Confirmation Hearing and (D) Approving Form, Manner and Sufficiency of Notice dated as of February 15, 2005 (the “Disclosure Statement Order”);

d.	the objections to confirmation of the Plan filed by the United States Trustee (Docket No. 828);

e.	Stipulation re Amendments to Debtors’ Amended Joint Plan of Reorganization (Docket No. 903, as corrected Docket No. 918) (the “Committee Stipulation”) and order thereon (Docket No. 916);

f.	the Memorandum in Support of Confirmation of the Plan filed by the Debtors and the compromises to objections contained therein (the “Confirmation Memorandum”) (Docket No. 953);

g.	the Affidavits of James V. Kearney re: expert report of CBIZ Technology (Docket No. 931), Deloitte & Touche (Docket No. 932) (the “D & T Affidavit”) and Assessment Group International (Docket No. 933);

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	3
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

h.	Donald J. Trump’s Memorandum of Law in Support of Debtors’ Second Amended Joint Plan of Reorganization (Docket No. 934);

i.	Stipulation between the Debtors and DLJ Merchant Banking Partners III, L.P. re Objection to Second Amended Joint Plan of Reorganization (the “DLJMB Stipulation”) (Docket No. 950);

j.	The Declaration of Scott C. Butera in Support of Confirmation of the Debtors’ Second Amended Joint plan of Reorganization dated as of March 30, 2005 (Docket No. 951);

k.	Declaration of Barry W. Ridings in Support of Confirmation of the Debtors’ Second Amended Joint plan of Reorganization dated as of March 30, 2005 (Docket No. 952);

l.	Declaration of Francine Gordon Certifying Voting and Tabulation of Ballots (Docket No. 954) (the “Voting Declaration”);

m.	TAC Noteholder Committee’s Response to Objection of the United States Trustee to Confirmation of the Debtors’ Amended Joint Plan of Reorganization (Docket No. 935);

n.	Stipulation Re Objection of ERISA Plaintiffs to Second Amended Joint Plan of Reorganization of THCR/LP Corporation et al., Dated as of March 30, 2005 (Doc. No. 964) (the “ERISA Plaintiffs’ Stipulation”);

o.	Stipulation Resolving Objection by The Power Plant Group to the Debtors’ Second Amended Joint Plan of Reorganization of THCR/LP Corporation et al., Dated as of March 30, 2005 (Doc. No. 966) (the “Power Plant Group Stipulation”)

p.	the TCH Noteholder Committee’s joinder in the Confirmation Memorandum;

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	4
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

q.	the record in these Chapter 11 Cases; and

r.	all other evidence, testimony, representations of counsel, arguments and stipulations presented at or before the Confirmation Hearing.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

Based on the review and consideration of the documents, evidence and matters listed above, this Court makes the findings of fact and conclusions of law set forth herein in accordance with Bankruptcy Rules 7052 and 9014. Pursuant to Bankruptcy Rule 7052, these findings of fact and conclusions of law incorporate the comments made orally by this Court on the record following the conclusion of closing arguments. Any finding of fact constitutes a finding of fact even if it is construed as a conclusion of law and any conclusion of law constitutes a conclusion of law even if it is construed as a finding of fact. The Court’s findings of fact and conclusions of law are as follows:

Jurisdiction

1. Confirmation of the Plan is a core proceeding over which this Court has jurisdiction pursuant to 28 U.S.C. §§ 157(b) and 1334(a). Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

Notice and Solicitation

2. Notice of the Confirmation Hearing, and copies of the Plan, Disclosure Statement, Ballots and ancillary documents were distributed to all Holders of Claims and Interests in accordance with the Local Rules of the United States Bankruptcy Court for the District of New Jersey (the “Local Bankruptcy Rules”), the terms of the Disclosure Statement Order, the Bankruptcy Rules, and relevant orders of this Court.

3. Notice of the Confirmation Hearing, including by publication in the national edition of the Wall Street Journal, the New York Times, the Philadelphia Inquirer, the

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	5
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

Asbury Park Press, the Post Tribune and the Newark Star Ledger in accordance with the Disclosure Statement Order, and the opportunity to object to the Plan was adequate and appropriate under the circumstances, met all of the requirements for such notice contained in the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and relevant orders of this Court, and complied in all respects with due process.

4. Adequate information concerning the provisions of the Plan, within the meaning of section 1125 of the Bankruptcy Code, was timely disseminated to all Holders of Claims and Interests and other parties entitled to notice of the Confirmation Hearing.

5. The timeframes established for submitting votes on the Plan and the procedures by which ballots for acceptance or rejection of the Plan were solicited and tabulated were fair and were properly conducted in accordance with the Bankruptcy Rules (including Bankruptcy Rules 2002(c)(3), 3017 and 3018), the Bankruptcy Code (including sections 1125 and 1126), relevant orders of this Court, and all other applicable laws, rules and regulations.

6. The Voting Declaration satisfies the requirements of Bankruptcy Rule 3018.

7. The Plan and the Debtors, as the proponents of the Plan, have complied with all the requirements of the Bankruptcy Code, including, without limitation, Section 1129 of the Bankruptcy Code.

8. The Voting Declaration, and the supporting evidence, is sufficient proof that the Plan has been duly accepted in writing by the Classes whose acceptance is required by law for confirmation of the Plan, and satisfies the requirements of sections 1126 and 1129 of the Bankruptcy Code. No vote accepting or rejecting the Plan has been solicited or obtained by improper means or in violation of the Bankruptcy Code, public policy or other applicable law.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	6
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

The Plan

9. The Plan complies with the applicable provisions of the Bankruptcy Code including, without limitation, sections 1122 and 1123. Therefore, the Plan satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code.

10. The Plan is dated and identified with the name of the Debtors in accordance with Bankruptcy Rule 3016(a).

11. The Plan classifies all Claims and Interests in satisfaction of the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

12. Each Claim within each Class provided for under the Plan is substantially similar to all other Claims within such Class in satisfaction of the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

13. The Plan specifies the Classes of Claims and Interests that are impaired and those that are not impaired, and the treatment of such Claims, in satisfaction of the requirements of section 1123(a)(2) of the Bankruptcy Code.

14. The Plan provides the same treatment for each Claim or Interest of a particular Class, unless the Holder of Claim or Interest has agreed to a less favorable treatment of such particular Claim or Interest in writing. As a result, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

15. Section V of the Plan provides adequate means for implementation of the Plan in satisfaction of the requirements of section 1123(a)(5) of the Bankruptcy Code and all such provisions are considered fair and reasonable.

16. The Amended Organizational Documents will, among other things, prohibit the issuance of nonvoting equity securities in a manner that satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	7
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

17. The Plan provides for the manner of post-confirmation selection of the Debtors’ directors and officers in satisfaction of the requirements of section 1123(a)(7) of the Bankruptcy Code.

18. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code including, without limitation, sections 1125 and 1126, and therefore have satisfied the requirements of section 1129(a)(2), as follows: (i) the Debtors are proper debtors pursuant to section 109 of the Bankruptcy Code and are, collectively, a proper proponent of the Plan pursuant to section 1121(a) of the Bankruptcy Code; (ii) the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court; and (iii) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in transmitting notices and solicitation materials and in soliciting and tabulating votes on the Plan.

19. The Plan has been proposed in good faith and not by any means forbidden by law, and complies with the requirements of section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court examined the totality of the circumstances surrounding the filing of the Debtors’ chapter 11 cases (the “Chapter 11 Cases”), the negotiation and formulation of the Plan between the Debtors, the TAC Noteholders Committee, the TCH Noteholders Committee, DJT, the Official Committee of Equity Interest Holders (the “Official Committee”) and their respective counsel and financial advisors. The Chapter 11 Cases were filed and the Plan was pre-negotiated and proposed with the honest purpose of reorganizing the Debtors and expeditiously making distributions to the Debtors’ creditors. The Plan is the product of extensive, arm’s length negotiations among the Debtors, the TAC Noteholders Committee, the TCH Noteholders Committee, DJT, the Official Committee, and other parties-in-interest, and their respective counsel and financial advisors. The Plan reflects the results of these negotiations.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	8
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

20. As required by section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtors for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan, has been disclosed to the Court.

21. By filing with this Court a list of the proposed directors of Reorganized THCR, the Debtors have disclosed the identity and principal affiliations of proposed directors of the Reorganized Debtors and the manner in which the Initial Board will be chosen satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code and complies with the terms of the Plan. The appointment or continuance of employment of the proposed directors and officers, as provided for in Section 5.04 of the Plan, is consistent with the interests of the Holders of Claims and Interests and public policy.

22. Section 1129(a)(6) of the Bankruptcy Code is not applicable to the Plan because the Plan does not contain any changes in rates subject to the jurisdiction of any governmental regulatory commission.

23. The liquidation analysis provided in the Disclosure Statement and other evidence proffered or addressed at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence and (iii) establish that, with respect to each impaired Class of Claims or Interests, each Holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if each of the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date, and therefore, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	9
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

24. The Voting Declaration evidences that the Plan has been accepted by all Classes entitled to vote in satisfaction of the requirements of section 1126 of the Bankruptcy Code. Pursuant to the Committee Stipulation, sufficient Holders of Class 11 Interests have changed their previously cast votes to reject a prior version of the Plan to votes to accept the Plan, such that Class 11 is a consenting, impaired Class in a manner that complies with section 1126 of the Bankruptcy Code and Bankruptcy Rule 3018.

25. The Plan is deemed rejected, pursuant to section 1126(g) of the Bankruptcy Code, by the members of Class 12 who will receive no distribution and retain no interest on account of their respective Interests.

26. With respect to each Class of Claims or Interests classified by the Plan, other than Class 12, either: (a) such Class has accepted the Plan; or (b) such Class is not impaired under the Plan. Accordingly, the requirements of section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to all Claims and Interests other than those in Class 12. The Plan nevertheless may be confirmed because, as demonstrated below, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

27. The Plan complies with section 1129(a)(9) of the Bankruptcy Code in that: (i) the Plan provides that each entity holding an Allowed Administrative Claim will be paid cash in the full amount of the Allowed Administrative Claim (by the applicable Debtor) on or before the later of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Administrative Claim or as soon as practicable thereafter, and (c) the date that such Administrative Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Administrative Claim Holder; (ii) the Plan provides that each Holder of an Allowed Priority Claim will be paid cash in the full amount of the Allowed Priority Claim on or before the later of (a) the Effective

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	10
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim or as soon as practicable thereafter, and (c) the date that such Priority Claim would be paid in accordance with any terms and conditions of any agreements or understanding relating thereto between the Debtors and the Priority Claim Holder; (iii) the Plan Provides that each Holder of an Allowed Priority Tax Claim will be paid in full in Cash over a six-year period from the date of assessment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, at an interest rate approved by this Court. Notwithstanding the foregoing, the Debtors have agreed that the Priority Tax Claim asserted by the State of New Jersey (to the extent Allowed) shall bear simple interest at a rate of eight percent per annum and the Priority Tax Claim asserted by the United States of America (to the extent Allowed) shall be paid in quarterly installments.

28. The Plan has been accepted by at least one Class of Impaired Claims, excluding votes cast by Insiders, in satisfaction of the requirements of section 1129(a)(10) of the Bankruptcy Code.

29. The financial projections in Exhibit G-1 to the Disclosure Statement, the testimony and evidence presented, proffered or adduced at the Confirmation Hearing regarding the value of the Debtors’ assets are: (i) persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors. The Plan therefore satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

30. The Plan provides that all fees pursuant to 28 U.S.C. § 1930 that become payable on or before the Confirmation Hearing have been or will be paid on or before the Effective Date. Therefore, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	11
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

31. The Plan provides that on and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (if any), as the term ‘retiree benefits’ is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date. Therefore, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

32. The requirements of section 1129(b) of the Bankruptcy Code are satisfied because (a) no Class of Claims or Interests junior to Class 12 is retaining or receiving any property under the Plan, and (b) the Plan is fair and equitable and does not discriminate unfairly with respect to Class 12.

33. Other than the Plan (including previous versions thereof), there were no other plans of reorganization filed in these cases. Accordingly, section 1129(c) of the Bankruptcy Code is inapplicable.

34. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, 15 U.S.C. § 77e. No party-in-interest that is a governmental unit has requested that this Court not confirm the Plan on the grounds that the principal purpose of the Plan is such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

35. All securities issued pursuant to the Plan, including the New Common Stock, New Class B Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants (including New Class 11 Class A Warrants and New DJT Class A Warrants) and the New DJT Warrant (collectively, the “Plan Securities”), are issued pursuant to the Plan in exchange for a claims against, or interest in, or property contributed to the Debtors. The issuance of the Plan Securities is subject to any transfer restrictions set forth in the applicable Plan Security.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	12
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

36. The assumption of all the executory contracts and unexpired nonresidential real property leases set forth on the Contract/Lease Schedule Re Debtors’ Amended Joint Plan of Reorganization Dated as of February 14, 2005, as supplemented and amended from time to time (the “Contract/Lease Schedule”), and the rejection of all other executory contracts and unexpired leases, is a reasonable exercise of the Debtors’ business judgment, is in the best interest of the Debtors and their estates and will aid in the consummation of the Plan. Therefore, the Debtors shall be authorized and deemed to have assumed the executory contracts and nonresidential real property leases identified in Contract/Lease Schedule as of the Effective Date (and pay the applicable cure amounts listed on the Contract/Lease Schedule) and to reject all other executory contracts and unexpired leases as of the Effective Date of the Plan unless otherwise indicated in the Contract/Lease Schedule, and the applicable notices ordered by this Court. The Debtors gave due and proper notice of the assumption of each contract and lease to be assumed by means of the Contract/Lease Schedule.

37. The agreements, settlements, transactions and transfers authorized by the by this Order or prior orders of this Court, including, without limitation, the Committee Stipulation and those agreements otherwise described in the Confirmation Memorandum, are fair, equitable and reasonable, are entered into in good faith, are in the best interests of the Debtors, their estates, their creditors, and Holders of Interests, and help provide adequate means for implementing the Plan. Absent the settlements incorporated in the Plan, the Chapter 11 Cases would be subject to lengthy, complex, uncertain and expensive litigation which would have delayed and threatened consummation of the Plan, distributions to Holders of Allowed Claims in the amounts provided for under the Plan, and the reorganization of the Debtors.

38. The Debtors, the TAC Noteholders Committee, the TCH Noteholders Committee, DJT and the Official Committee, and their respective attorneys, agents, directors,

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	13
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

officers and representatives have acted in good faith with respect to the solicitation of votes on the Plan, and thus are entitled to all the protections of section 1125(e) of the Bankruptcy Code and, to the extent such parties are listed therein, the exculpation provision set forth in section 5.15 of the Plan.

39. The Debtors and all parties-in-interest will be acting in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby and this Order, and (ii) take the actions authorized and directed by this Order, notwithstanding an appeal of this Order, so long as no stay is issued and in effect pending appeal, even if they act with knowledge of the pendency of that appeal.

40. The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the exculpation, injunctions and releases set forth in Article V of the Plan.

41. Based upon the record of the Chapter 11 Cases and the evidence proffered or adduced at the Confirmation Hearing, this Court finds that the exculpation, injunction and releases set forth in Article V of the Plan are consistent with the Bankruptcy Code and applicable law.

42. The exculpation provision set forth in Section 5.15 of the Plan is appropriately limited to a qualified immunity for acts of negligence and does not relieve any party of liability for gross negligence or willful misconduct and, by its own terms, it cannot be applied any further than as permitted by applicable law.

43. The Debtor Releases are the product of substantial good faith and arms’ length negotiations and are integral to the Plan and the settlement upon which the Plan is based. Moreover, the Plan and the settlement upon which the Plan is based (including, without limitation, the Debtor Releases) are in the best interest of the Debtors and their estates.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	14
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

44. Section 5.16(a) of the Plan is hereby amended to exclude acts or omissions that are the result of gross negligence or willful misconduct, such that claims relating to such acts or omissions, if any, shall not be released pursuant to the Plan.

45. The Debtor Releases and the Non-Debtors Releases are fair and necessary to the Plan. The officer and director releasees share an identity of interest with the Debtors because they are indemnified by the Debtors. The TAC Noteholder Committee and TCH Noteholder Committee share an identity of interest with the Debtors in seeing that the Plan succeed and the company reorganize because the holders of the TAC Notes and TCH Notes are the Debtors’ largest creditors and will own a majority of the stock of the reorganized Debtors. The Releasees have each made substantial contributions to the reorganization by funding the Plan, helping to design and implement the Restructuring Support Agreement and Plan, assisting in the solicitation of the bondholders and agreeing to compromise their allowed claims while permitting subordinate unsecured claims to be paid in full and holders of Old THCR Common Stock to receive a substantial cash payment. For example: (a) DJT is investing approximately $71 million (including Cash and the contribution of secured notes) and entering into a new, enhanced trademark license agreement with the Reorganized Debtors; (b) the Debtors’ current and former directors, officers, employees and advisors provided critical assistance and played an integral role in formulating and negotiating the Restructuring Support Agreement and the Plan as did the attorneys, financial advisors, investment bankers, accountants and other professionals of the Informal Noteholder Committees and the Official Committee; (c) the TAC Noteholders and TCH Noteholders — who are secured — agreed to compromise their claims in exchange for (i) New THCR Common Stock and (ii) second priority notes with a reduced interest rate and subordinate to the Exit Facility; and (d) the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee, TCH

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	15
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

Noteholder Committee and the Official Committee provided critical assistance and played an integral role in formulating and negotiating the Restructuring Support Agreement and the Plan. The Releases are an integral part of the Plan and because the Debtors are reorganizing, the directors and officers need to focus on the business and not be distracted by the threat of litigation. The overwhelming majority of the creditors agreed to the releases by accepting the Plan. The Plan is paying holders of Allowed General Unsecured Claims in full and making distributions to holders of Old THCR Common Stock because the TAC Noteholders and the TCH Noteholders (including DJT) agreed to compromise their Claims.

46. The Plan (and the releases provided therein) was approved by the special committee composed of the disinterested directors of the Debtors’ board. Such approval was an appropriate exercise of the board’s business judgment.

47. Each Ballot contained a clear provision expressly notifying Holders of Claims and Interests entitled to vote on the Plan that a vote for the Plan constitutes a vote in favor of the releases set forth in Section 5.16 of the Plan.

48. In approving the exculpations, limitations of liability and injunctions provided by Sections 5.16 and 5.17 of the Plan, this Court has also considered: (i) the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (ii) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (iii) the acceptance of the Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Declaration; (vi) the consent, without objection, to the releases by those who voted in favor of the Plan; and (v) that the Plan, which gives effect the other compromises, releases, waivers, discharges and injunctions set forth in the Plan, is the product of extensive arms’ length

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	16
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

negotiations among the Debtors, the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) and professionals of the foregoing and other parties in interest.

49. The Court’s retention of jurisdiction as set forth in Article IX of the Plan is in accordance with 28 U.S.C. § 157.

50. All objections to the Plan, except for the objection filed by the US Trustee, have been withdrawn by the objecting party or compromised in a manner acceptable to the Debtors and the objecting party.

ORDER

Based on the record in the Chapter 11 Cases, including the Findings and Conclusions provided herein, for good cause and adequate notice appearing therefor, IT IS HEREBY ORDERED THAT:

A. The Plan is CONFIRMED; to the extent there exists any conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control. The Debtors are hereby authorized to take all steps and do all things necessary to implement the Plan.

B. The Plan shall not become effective unless and until each of the conditions to the Effective Date enumerated in Section 6.02 of the Plan have been satisfied in full or waived by the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee. In

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	17
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

addition, the Plan shall not become effective unless and until (i) the following items are acceptable to each of the TAC Noteholder Committee, the TCH Noteholder Committee, and DJT: (a) the assets that constitute collateral for the New Notes, (b) the Intercreditor Agreement, and (c) the documents identified in the parenthetical clause in Section 6.02(9) of the Plan; and (ii) the following items are reasonably acceptable to each of the TAC Noteholder Committee, the TCH Noteholder Committee, and DJT: (x) the Exit Facility and all other documents and agreements entered into in connection therewith, and (y) all other documents and agreements executed in order to effect the transactions contemplated by the Plan including, without limitation, the final forms of all other documents set forth in the Plan Supplement.

C. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on this Court’s approval and authorization of, or the validity, binding effect, and enforceability of, such provision; and each provision of the Plan is authorized and approved and shall have the same validity, binding effect, and enforceability as every other provision of the Plan, whether or not mentioned in this Order.

D. All objections to confirmation of the Plan that have not been withdrawn or otherwise resolved in the manner stated on the record or in papers filed with this Court are overruled. The compromises described in the Confirmation Memorandum between the Debtors and, as applicable, the State of New Jersey, the ERISA Plaintiffs, CNA Insurance Companies, the United States of America, the Power Plant Group and Onyx Acceptance Corporation are hereby approved. The DLJMB Stipulation, the ERISA Plaintiffs’ Stipulation and The Power Plant Group Stipulation are hereby approved as Plan Modifications, as applicable, as reflected on the record. CNA Insurance Company shall be entitled to continue to administer claims in the ordinary course.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	18
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

E. Binding Effect. Pursuant to Section 1141, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holder accepts the Plan, (iv) each person acquiring property under the Plan, and (v) those parties subject to Sections 5.16 and 5.17 of the Plan.

F. Contracts and Leases. On the Effective Date, all executory contracts and unexpired leases of the Estates shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts and nonresidential real property leases that (i) have already been assumed or rejected pursuant to an earlier order of this Court, (ii) have an earlier rejection date set by an order of this Court (as amended through the date of the Confirmation Hearing), which date shall be the deemed date of such rejection, (iii) are to be assumed pursuant to the Plan as identified on the Contract/Lease Schedule, or (iv) are the subject of a motion for such an Order pending as of the Confirmation Hearing. All contracts on the Contract/Lease Schedule shall be deemed assumed as of the Effective Date or on such earlier date as may be identified on the Contract/Lease Schedule. Pursuant to the terms of that certain Investment Agreement dated January 25, 2005 by and among Trump Hotels and Casino Resorts, Inc., Trump Hotels and Casino Resorts Holdings, L.P. and Donald J. Trump (the “Investment Agreement”), the Existing Trademark License Agreement and the Existing Trademark Security Agreement, each dated as of June 12, 1995 (each as defined in the Investment Agreement), shall be assumed and assigned to Trump Hotels and Casino Resorts Holdings, L.P. as amended and restated pursuant to the Amended Trademark License Agreement and the Amended Trademark Security Agreement as set forth in Section 3.2 (xii) and (xx) of the Investment Agreement.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	19
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

G. Corporate Reorganization. On or prior to the Effective Date, Trump Taj Mahal Associates, Trump Plaza Associates and Trump Marina Associates, L.P. and such other corporate entities selected by THCR shall be converted or merged into limited liability companies in the state of organization as selected by THCR. THCR/LP, THCR Management Holdings, LLC, THCR Management Services, LLC, THCR Enterprises, LLC, THCR Enterprises, Inc., Trump Internet Casino, LLC, Trump Atlantic City Associates, Trump Casino Holdings, LLC, Trump Casino Funding, Inc., Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc., Trump Atlantic City Funding III, Inc., Trump Marina, Inc., Trump Atlantic City Holding, Inc., THCR Holding Corp., Trump Plaza Funding, Inc., Trump Atlantic City Corporation and THCR Ventures, Inc. shall be dissolved. In addition, prior to the Effective Date, as a condition to the closing of the DJT Investment Agreement, TCI 2 will merge with and into TCI 2 Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of THCR, with TCI 2 Holdings, LLC as the entity surviving such merger, pursuant to the TCI 2 Merger Agreement. The assets owned by TCI 2 as of the date hereof represent a significant portion of the historic assets owned by TCI 2. The shares of New Common Stock issued to the DJT as owner of TCI 2 in respect of the merger are fair consideration for TCI 2. Furthermore, on or prior to the Effective Date, Trump Hotels & Casino Resorts Holdings, L.P. will be renamed Trump Entertainment Resorts Holdings, L.P., Trump Hotels & Casino Resorts Funding, Inc. will be renamed Trump Entertainment Resorts Funding, Inc., Trump Hotels & Casino Resorts Development Company, LLC will be renamed Trump Entertainment Resorts Development Company, LLC and Trump Indiana Casino Management, LLC will be renamed Trump Springs Valley, LLC. On the Effective Date, all the foregoing actions involving the corporate structure

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	20
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

of the Reorganized Debtors shall be deemed to have occurred without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of THCR or the Reorganized THCR. The Debtors shall have authority to change the name of any Reorganized Debtor or merge or dissolve out of existence any Debtor without further order of the Court.

H. General Authorizations. Pursuant to section 1142(b) of the Bankruptcy Code, the Debtors and the Reorganized Debtors and all other necessary parties are authorized and empowered to: (i) execute and deliver any instrument, agreement or document, (ii) perform any act that is necessary, desirable or required to effectuate or comply with the terms and conditions of the Plan and consummation of the Plan and the transactions contemplated therein, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments and other agreements or documents created in connection with the Plan, including, but not limited to, the issuance of the New Common Stock, New Class B Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants (including New Class 11 Class A Warrants and New DJT Class A Warrants) and the New DJT Warrant, and execution of the DJT Agreements in accordance with the provisions of the Plan, and (iii) make technical modifications to the Plan, as amended by this Order, without further approval or order of this Court if approved by DJT, the TAC Noteholder Committee, and the TCH Noteholder Committee. In addition, the Debtors are authorized to enter into and consummate the transactions necessary to draw on the Exit Facility.

I. Authorizations under Applicable Non-Bankruptcy Law. The Debtors and the Reorganized Debtors are authorized and empowered pursuant to section 105 of the Bankruptcy Code to take any and all actions under applicable non-bankruptcy law that are

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	21
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

reasonably necessary to implement the transactions contemplated by the Plan and this Order, all without further corporate action or action of the directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation, the sale of the World’s Fair Site, the issuance of the New Common Stock, New Class B Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants (including New Class 11 Class A Warrants and New DJT Class A Warrants) and the New DJT Warrant in accordance with the provisions of the Plan, execution of the DJT Agreements, the adoption of the Amended Organization Documents, including the Reorganized THCR’s Certificate of Incorporation, and the selection of the Persons who will serve on the Initial Board and officers of the Reorganized Debtors as of the Effective Date in accordance with the Plan, and other matters under the Plan involving the corporate structure of each Debtor or corporate action by each Debtor. Without limiting the foregoing, upon entry of this Order, the Amended Organization Documents, and the filing by each Reorganized Debtors of its respective Amended Organization Document (as applicable), shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the amended bylaws of each Debtor shall be the bylaws of each Reorganized Debtor (as applicable). On the Effective Date, all the foregoing actions involving the corporate structure of the Reorganized Debtors shall be deemed to have occurred without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of THCR or the Reorganized THCR. Without limiting the foregoing, upon entry of this Order by the clerk of the Bankruptcy Court, the filing by each Reorganized Debtor of its respective Amended Organizational Documents shall be authorized and approved in all respects.

J. Preservation of Causes of Action. Except in any contract, instrument, release or other agreement entered into in connection with the Plan or as otherwise specifically

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	22
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

provided in the Plan or in a stipulation approved by the Court, pursuant to section 1123(b) of the Bankruptcy Code each Reorganized Debtor shall retain all claims, rights of action, suits or proceedings arising out of any causes of action, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, in law or in equity, that each Debtor or the Debtors’ estates may hold against any Person.

K. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the sale of the World’s Fair Site and any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

L. Payment of Fees. All fees payable by the Debtors on or before the Effective Date pursuant to 28 U.S.C. § 1930 shall be paid by the Debtors on or before the Effective Date. The Debtors shall pay, or cause to be paid, those fees of the Office of the United States Trustee that become due after the Confirmation Hearing until the applicable Chapter 11 Case is closed.

M. Exemption from Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. § 77e, and any state and local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker and dealer in, such securities (the “Securities Laws”) provided for in section 1145 of the Bankruptcy Code shall apply to the Plan Securities. Subject to any transfer restrictions set forth in the applicable Plan Security, the Plan Securities (including all shares

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	23
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

issued in connection with any rights offering), may be resold and traded as unrestricted securities by any person that is not an underwriter and not subject to the restrictions on transfer, or registration of licensing requirements otherwise applicable under the Securities Laws.

N. Rating Agency. Promptly following the Effective Date, Reorganized THCR shall make an application for the New Notes to be assigned a rating by (i) Standard & Poor’s Ratings Group and (ii) Moody’s Investors Service, Inc. and (iii) if Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. or both shall not make a rating of the notes available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Reorganized THCR, which shall be substituted for Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. or both, as the case may be.

O. Customary Registration Rights Agreements. The Reorganized Debtors are authorized to execute customary registration rights agreements with those entities not covered by section 1145 of the Bankruptcy Code.

P. Plan Supplement Documents. The Plan Supplement documents and any duly authorized amendments thereto in accordance with the Plan are hereby approved.

Q. Exculpation. Pursuant to Section 5.15 of the Plan, the Debtors, the Reorganized Debtors, the Indenture Trustees, Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT, their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons), shall not have or incur any liability to any person for any act taken or omission committed in connection with or related to the Chapter 11 Cases or the operations of the Debtors’ businesses during the

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	24
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

Chapter 11 Cases, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (ii) the DJT Investment Agreement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, or the Adequate Protection Order, (iii) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (iv) any distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

R. Releases. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the releases set forth in Sections 5.16(a) & (b) and 5.17 of the Plan (a) are approved as integral parts of the Plan; (b) are fair, equitable, reasonable and in the best interests of the Debtors and their respective Estates and the holders of Claims and Interests; and (c) are supported by the consideration provided in the Plan and under the DJT Investment Agreement as follows; provided however that the releases provided under the Plan shall not apply to acts of gross negligence and willful misconduct. Only those parties who have voted or are deemed to vote in favor of the Plan (and who did not otherwise file an objection to the granting of releases) shall be bound by the Releases set forth in Section 5.16(b) of the Plan (and the related injunction set forth in Section 5.17 of the Plan.

S. Authorizations for Exit Facility. The Debtors and the Reorganized Debtors and all other necessary parties are authorized and empowered to: (i) execute and deliver any instrument, agreement or document and (ii) perform any act that is necessary, desirable or required to effectuate the Exit Faculty or any other credit facility with a maximum availability of $500 million used to replace the Exit Facility with a lender or lenders acceptable to the Debtors

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	25
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

or the Reorganized Debtors, as applicable, the TAC Noteholder Committee, the TCH Noteholder Committee, and DJT, each on terms and conditions satisfactory to the Debtors or the Reorganized Debtors, as applicable, and reasonably satisfactory to each of the TAC Noteholder Committee, the TCH Noteholder Committee and DJT (except as specified in Ordered Paragraph B, above).

T. Post-Confirmation Notices. Except as otherwise provided in the Plan and this Order, notice of all subsequent pleadings and motions in these Chapter 11 Cases shall be limited to counsel for the Reorganized Debtors, the U.S. Trustee, counsel for each of the Noteholders’ Committees (until they are disbanded), counsel for the Official Committee (until it is disbanded), and the non-debtor party, if any, specifically impacted by the relief sought by such pleadings or motions unless otherwise specified in an order by this Court.

U. Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142(a), the provisions of this Order and the Plan, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

V. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

W. Severability. Each term and provision of the Plan, as it may have been altered or interpreted by this Bankruptcy Court, is valid and enforceable pursuant to its terms.

X. Modified Stay of this Order. Bankruptcy Rule 3020(e) is not applicable to this Order. Exception of this Order from the ten (10) day stay imposed under Bankruptcy Rule 3020(e) is warranted because the prompt consummation of the Plan is in the best interests of the Debtors, the Estates, creditors and other parties in interest. Furthermore, the provisions of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rule 7062 shall not apply to this Order.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	26
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

Y. Incorporation by Reference. Findings of fact and conclusions of law in the record of the Confirmation Hearing are fully incorporated herein by reference as if fully set forth herein at length.

Z. Notice of Entry of the Confirmation Order. On or before the five business day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of this Confirmation Order to be delivered to such parties by first-class mail. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary.

AA. Notice of Occurrence of the Effective Date. Within five business days following the occurrence of the Effective Date, the Debtors shall file notice of the occurrence of the Effective Date and serve such notice on those parties entitled to receive notice pursuant to the Court’s order dated November 21, 2004. Such notice is good and sufficient notice of the Effective Date under the Bankruptcy Code and the Bankruptcy Rules. The Debtors shall be required to provide no other or further notice of the Effective Date.

BB. New Class A Warrants Record Date. Notwithstanding anything to the contrary in the Plan or elsewhere, the New Class A Warrants Record Date shall be March 28, 2005.

CC. Retention of Jurisdiction. The Court hereby retains jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Debtors:	THCR/LP Corporation, et al.
Case Nos.:	04-46898 (JHW) thru 04-46925 (JHW)
Page #:	27
Caption:	1) ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH 30, 2005, AND (2) FINDINGS OF FACT AND CONCLUSIONS OF LAW

DD. Power Plant Group. Notwithstanding any other provision in the Plan to the contrary, the Claims (including, without limitation, rights of setoff, recoupment, and /or counterclaims) of the Power Plant Group, individually and/or collectively (all of which Claims are disputed by the Debtors) against any and all of the Debtors and any and all non-Debtors shall not be affected in any way by the discharge, release, injunction, and/or exculpation provisions set forth in the Plan or 11 U.S.C. §1141(d), including, without limitation, Sections 3.03(a), 5.14, 5.15, 5.16(b), and 5.17, and the Power Plant Group, individually and/or collectively, shall be free to assert and enforce their Claims outside of the Bankruptcy Court, without the need to file any claim or request for payment in the Bankrutpcy Court, as if these Chapter 11 Cases had never been filed. The “Power Plant Group” means The Cordish Company, Joseph S. Weinberg, Power Plant Entertainment, LLC, Native American Development, LLC, Richard T. Fields, and Coastal Development, LLC.

EE. US Trustee/UBS Securities, LLC Reservation of Rights. The United States Trustee and UBS Securities, LLC, hereby agree that they are each reserving all of their respective rights, claims and or interests, with regard to UBS Securities’ engagement, fees and/or compensation related to UBS Securities’ services rendered to the Debtors, whether pre or post-petition.